1. TITLE PAGE

Title:	The Effects of Eltoprazine on Symptoms of Attention Deficit Hyperactivity Disorder (ADHD) in Adults: A Double-Blind, Multiple-dose, Crossover, Safety and Preliminary Efficacy Trial
Investigational Drug:	Eltoprazine hydrochloride
Indication:	Attention-deficit/hyperactivity disorder (ADHD)
Design:	Double-blind, placebo-controlled, multiple-dose, crossover
Sponsor:	PsychoGenics, Inc. 765 Old Saw Mill River Road Tarrytown, NY 10591
Protocol Number:	PGI 12001
Development Phase:	2
Study Initiation Date:	September 2006
Study Completion Date:	March 2008
Principal Investigators:	Scott Kollins, Ph.D., Duke University Medical Center David W. Dunn, MD, Riley Hospital for Children Keith E. Saylor, Ph.D., NeuroScience, Inc. Sharon B. Wigal, Ph.D., UCI Child Development Center
Company Contact:	Emer Leahy, PhD PsychoGenics, Inc. 765 Old Saw Mill River Road Tarrytown, NY 10591
Date of Report:	August 11, 2008
Date of Amended Report	February 18, 2010

The described study was performed in compliance with Good Clinical Practices

2. SYNOPSIS

Name of Sponsor/Company: PsychoGenics, Inc. **Name of finished product:** Eltoprazine **Name of active ingredient:** Eltoprazine HCl		
Title of study: The Effects of Eltoprazine on Symptoms of Attention Deficit Hyperactivity Disorder (ADHD) in Adults: A Double-Blind, Multiple-dose, Crossover, Safety and Preliminary Efficacy Trial		
Investigators Scott Kollins, Ph.D. David W. Dunn, MD Keith E. Saylor, Ph.D. Sharon B. Wigal, Ph.D.		
Study centers Duke University Medical Center Riley Hospital for Children NeuroScience, Inc. UCI Child Development Center		
Publication (reference):	None	
Study period: **Date of first enrollment:** September 2006 **Date of last patient contact:** December 2007	**Phase of development:** 2	
Objectives: The primary objective of this study was to compare the effects of two doses of eltoprazine with placebo on symptoms of ADHD in adults. The primary efficacy parameter is the Attention-Deficit/Hyperactivity Disorder Rating Scale-IV (ADHD-RS-IV). The secondary objectives were as follows: 1. To compare the effects of two doses of eltoprazine versus placebo on the Conners' Continuous Performance Test (CPT) 2. To compare the effects of two doses of eltoprazine versus placebo on the Investigator's Clinical Global Impression –Improvement (CGI-I) 3. To assess the relative safety/tolerability of multiple doses of eltoprazine 4. To assess the safety after discontinuation from eltoprazine		

Name of Sponsor/Company: PsychoGenics, Inc. **Name of finished product:** Eltoprazine **Name of active ingredient:** Eltoprazine HCl		

Methodology:
This double-blind, multiple-dose, placebo-controlled, crossover study was conducted to assess the effects of 14 days of oral eltoprazine treatment in 48 adults with ADHD. Originally, oral doses of eltoprazine were 5 mg/day or 10 mg/day for 14 consecutive days [i.e., 2.5 or 5 mg twice daily (bid), respectively]. After a 14 day treatment with placebo, subjects were treated with the alternate dose. This dosing regimen is hereafter referred to in this study report as the original dosing regimen. After some subjects were treated with the original dosing regimen, the sponsor elected to modify the dosing regimen. Subjects were still treated orally with 5 mg/day eltoprazine for 14 days (2.5 mg bid). Instead of receiving 10 mg/day eltoprazine for 14 days, subjects were given 5 mg/day eltoprazine (2.5 mg bid) for 7 days followed by 10 mg/day eltoprazine (5 mg bid) for 7 days (i.e., a taper to the 10 mg/day dose). As before, the subjects received placebo for 14 days between crossing over to the other dosage regimen. This modified dosing regimen is hereafter referred to in this study report as the amended dosing regimen.

Subjects were evaluated weekly for efficacy and safety.

Number of patients (planned and enrolled): 48 planned and 47 enrolled

Diagnosis and main criteria for inclusion:
Subjects eligible for study enrollment were to have met *Diagnostic and Statistical Manual of Mental Disorders, Fourth Edition, Text Revision* (DSM-IV-TR) criteria for ADHD. Assessment was to be made by clinical history, a Structured Clinical Interview for DSM-IV Axis Disorders-Research Version (SCID-RV), and a Conners' Adult ADHD Diagnostic Interview for DSM IV (CAADID).

Test product, dose and mode of administration, batch number:
2.5 mg eltoprazine HCl capsules with calcium hydrogen phosphate dihydrate, starch, polyethylene glycol 6000, and magnesium stearate
Dosing: 5 or 10 mg/day (2.5 or 5 mg bid) orally
Batch No.: 061006.

Duration of treatment:
14 days

Reference product, dose and mode of administration, batch number:
Placebo: calcium hydrogen phosphate dihydrate, starch, polyethylene glycol 6000, and magnesium stearate in hard-gelatin capsules (white opaque no. 2)
Dosing: 1 placebo capsule bid orally for 14 days
Batch No.: 052106

Name of Sponsor/Company: PsychoGenics, Inc. **Name of finished product:** Eltoprazine **Name of active ingredient:** Eltoprazine HCl		

Criteria for evaluation:
Assessments of ADHD symptoms using the ADHD-RS-IV were to be performed at screening and at days 0, 14, 28, and 42. The CGI-I was to be performed at days 14, 28, and 42. The CPT was to be performed weekly. The Clinical Global Impression- Severity of Attention-Deficit/Hyperactivity Disorder (CGI-ADHD-S) was to be performed at screening and baseline (day 0). The ADHD-RS-IV, CGI-I, and CGI-S were performed by a blinded rater. The Abnormal Involuntary Movement Scale (AIMS), Barnes Akathesia Scale (BAS; to measure drug-induced akathesia), Simpson-Angus Scale; for drug-induced parkinsonism and other extrapyramidal symptoms), and Profile of Mood States (POMS; to measures 6 dimensions of affect or mood, including tension-anxiety, depression-dejection, anger-hostility, vigor, fatigue, and confusion) were to be recorded at days 0 (baseline), 7, 21, and 35.

Subjects were to have vital signs including orthostatic heart rate and blood pressure measured at each weekly visit 2-4 hours after each dose. Supine heart rate and blood pressure were to be determined after a 5-minute rest and standing heart rate and blood pressure after 1-2 minutes erect. Subjects were to have an electrocardiogram (ECG) recorded 2-4 hours after study drug at days 7 and 35, as well at screening and day 45/end-of-study. Adverse events were monitored, and concomitant medications recorded.

Statistical methods:
All safety analyses were performed based on Safety Analysis Set that included all randomized subjects who were administered at least one dose of study drug.

All efficacy analyses were performed based on Full Analysis Set that included all subjects who received study drug and had at least one post-baseline efficacy record.

The primary efficacy variable was change from baseline in ADHD-RS-IV score. The primary treatment comparisons were between 5 mg and placebo and 10 mg and placebo. The secondary efficacy variables included:

- Change from baseline in CPT;
- CGI-I
- Changes from baseline in POMS as well as in the relevant subscales;
- Changes from baseline in AIMS as well as in the relevant subscales;
- Changes from baseline in BAS as well as in the relevant subscales;

Unless otherwise stated, the baseline for all efficacy variables was the last evaluable assessment prior to receiving study drug (i.e., Day 0). Within treatment differences related to changes from baseline were analyzed using a paired t-test. Between treatment differences were analyzed using a mixed model that included sequence, subject within sequence, treatment, and period as fixed effects and also included subject within sequence as random effects. The correlation structure was assumed to be compound symmetry. The CGI-I was similarly analyzed using the mixed model. The CGI-I was also analyzed based on two categories (improved and not improved) using chi-square test.

Name of Sponsor/Company: PsychoGenics, Inc. **Name of finished product:** Eltoprazine **Name of active ingredient:** Eltoprazine HCl		

Summary:
Out of the 47 subjects randomized, 36 subjects (77% of subjects) completed the study. The majority of subjects enrolled were male (64% male; 36% female) with an average age of 33.1 years (18 to 46 years). Approximately 79% of subjects were White, 13% were Asian, 6% were Black or African American, and 2% were considered "other". The majority of subjects (68%) had combined inattention and hyperactivity-impulsivity type, with 30% of subjects having predominantly inattentive type, and 2% of subjects categorized as "otherwise". All of the subjects met the criteria for ADHD according to CAADID and ADHD-RS-IV. Approximately 4% of the subjects had a co-morbid psychiatric condition according to the SCID-RV. At screening, most subjects were scored as moderately ill (64% of subjects) and markedly ill (36% of subjects). At baseline, 62% of subjects were scored as moderately ill, 34% of subjects were scored as markedly ill, and 4% of subjects were scored as severely ill. Mean CGI-ADHD-S scores were 4.4 on a 7-point scale at both screening and baseline (1 = normal, not at all ill; 7 = among the most extremely ill patients)

Efficacy:
The primary efficacy variable was change from baseline in ADHD-RS-IV score. The primary treatment comparisons were between 5 mg and placebo and 10 mg and placebo. After 14 days of treatment with placebo, 5 mg/day, or 10 mg/day eltoprazine, overall symptoms of ADHD were improved compared to baseline as measured by the ADHD-RS-IV. Total ADHD-RS-IV scores improved by 13.6, 17.9, and 17.4 points from baseline with placebo, 5 mg, and 10 mg eltoprazine, respectively. Both 5 mg and 10 mg were statistically significantly superior to placebo (p = 0.003 and 0.037, respectively), with approximately 25% greater efficacy compared to placebo.

Inattention, Hyperactivity, and Impulsivity ADHD-RS-IV subscales were also analyzed. For Inattention subscale, both 5 mg and 10 mg groups showed a statistically significant benefit over placebo (p=0.003 and 0.039, respectively). For the Hyperactivity subscale, the 5 mg dose showed a statistically significant benefit in favor of eltoprazine treatment compared to placebo (p=0.008); the 10 mg dose was superior to placebo, however the difference was not statistically significant (p=0.130). For the Impulsivity subscale, no significant benefit was observed for either drug dose compared to placebo. These results indicate that the overall positive outcomes reported on the ADHD-RS-IV were largely driven by the Inattention and Hyperactivity subscales. This phenomenon was expected because most enrolled subjects had exhibited a primary deficit in Inattention at baseline.

Both 5 mg and 10 mg demonstrated significantly greater improvement over placebo for CGI-I scores (p=0.023 and 0.004, respectively). The percentage of subjects who considered improved by the investigator was 57.9% for placebo, 68.4% for 5 mg, and 81.1% for 10 mg. The percentage difference was significant between 10 mg and placebo (p=0.029), but it was not between 5 mg and placebo (p=0.342).

Name of Sponsor/Company: PsychoGenics, Inc. **Name of finished product:** Eltoprazine **Name of active ingredient:** Eltoprazine HCl		

Significant benefits of the active treatments were also observed for the following secondary efficacy variables.

POMS:

- The 5 mg was statistically significantly better than placebo for POMS total score ($p=0.006$)
- Both 5 mg and 10 mg groups were significantly better than placebo for anger-hostility score ($p< 0.001$ and $p=0.036$, respectively).
- The 5 mg group was also significantly better than placebo for tension-anxiety score ($p=0.046$).

BAS:

- Both 5 mg and 10 mg groups showed a reduction in restlessness and were statistically significantly better than placebo for BAS ($p=0.029$ and 0.007, respectively).
- Both 5 mg and 10 mg groups were significantly better than placebo for Awareness of Restlessness subscore ($p=0.003$ and $p<0.001$, respectively).
- The 10 mg group was also significantly better than placebo for Distress Related to Restlessness subscore ($p=0.047$).

AIMS:

- 10 mg showed a significantly greater reduction in abnormal movements than placebo ($p<0.001$).

Safety:
Adverse events were reported by 58%, 86%, and 63% of subjects with placebo, 5 mg/day, and 10 mg/day eltoprazine. Overall, the most common adverse events with 5 mg/day eltoprazine were fatigue, headache (26%), nausea, upper respiratory infection (9%), upper abdominal pain, irritability, seasonal allergy, dizziness, and insomnia (7%). The most common adverse events with 10 mg/day eltoprazine were fatigue, dizziness (12%), nausea, and headache (9%). With placebo, the most common adverse events were irritability and fatigue.

There were no serious adverse events (SAEs). Most adverse events were mild or moderate in severity, with only 2 severe, treatment-related adverse events with 5 mg/day (hypnagogic hallucination and constipation) and 1 severe treatment-related adverse event with 10 mg/day (fatigue). Nine subjects discontinued due to adverse events (i.e., fatigue, increased heart rate, sinus bradycardia with junctional rhythm, nausea, abdominal pain, constipation dizziness, asthenia, nightmares, and hypoesthesia), and study drug was interrupted in 1 subject with dizziness and fatigue after 5 mg/day dosing.

There were no significant changes noted in vital signs measurements, ECG, and physical examination. Some changes from baseline indicative of a reduction of symptoms were noted after 5 mg of eltoprazine in the total POMS as well as some of the subscales.

Name of Sponsor/Company: PsychoGenics, Inc. **Name of finished product:** Eltoprazine **Name of active ingredient:** Eltoprazine HCl		

The dosing regimen for the 10 mg/day dose was changed after 14 subjects had been treated. There was a high rate of discontinuation due to adverse events noted in the group treated with 10 mg/day on day 1-14. This prompted a change in the protocol so that the dose could be tapered to 10 mg/day (i.e., 5 mg/day for the first 7 days, followed by 10 mg/day for the next 7 days). For the 10 mg/day dose, the percentage of subjects that had adverse events was higher with the original dosing regimen with no taper up to dose (69% of subjects) compared to those subjects treated with the amended dosing regimen that included a taper up to the 10 mg/day dose (60%).

Conclusions:

The study has met its efficacy objective. The results from this study demonstrated that both the 5 mg and 10 doses of eltoprazine were effective in reducing ADHD symptoms, as measured by the ADHD-RS-IV. Furthermore, other secondary efficacy outcomes noted for the POMS, BAS, and AIMS suggest that eltoprazine may have potential benefits beyond reducing symptoms generally associated with ADHD.

The safety analysis results indicated that both 5 mg and 10 mg were safe and well tolerated. The study did not detect any safety concerns that would preclude additional studies and further development.

Date of the report: August 11, 2008
Date of amended report February 18, 2010